Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of TransAct Technologies Incorporated on Form S-8 [File Nos. 333-203184, 333-132624, 333-170515, 333-221514, and 333-248054] and Form S-3 [File No. 333-248055 and 333-261026] of our report dated March 24, 2022, with respect to our audits of the consolidated financial statements of TransAct Technologies Incorporated as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report is included in this Annual Report on Form 10-K of TransAct Technologies Incorporated for the year ended December 31, 2021.
/s/ Marcum llp
Marcum llp
Hartford, CT
March 24, 2022